Exhibit 10.31
PROPERTY MANAGEMENT AND LEASING AGREEMENT
(One Graystone Centre / 3010 LBJ Freeway, Dallas, Texas)
     THIS PROPERTY MANAGEMENT AND LEASING AGREEMENT (this “Agreement”) is made as of                                         , 2010, by and between ONE GRAYSTONE CENTRE, L.P., a Texas limited partnership (“Owner”), and YOUNAN PROPERTIES, L.P., a Maryland limited partnership (“Manager”), with respect to the following:
     WHEREAS, Owner owns certain parcels of improved land located at 3010 LBJ Freeway, Dallas, Texas, commonly referred to as One Graystone Centre, and more particularly described on Schedule 1 (collectively, the “Project”); and
     WHEREAS, Owner desires to engage Manager to manage, operate and lease the Project, and Manager desires to accept such engagement upon the terms set forth herein.
     NOW, THEREFORE, in consideration of the foregoing recitals and the mutual promises and covenants contained herein, Owner and Manager hereby agree as follows:
1. Exclusive Agency.
     Owner hereby appoints Manager as its sole and exclusive leasing agent, rental agent and manager of the Project and Manager hereby accepts such appointment, upon the terms set forth herein. Such appointment is subject to the management rights and responsibilities reserved or allocated to any tenant under the leases for the Project.
2. Term Of Agreement.
     The term of this Agreement shall commence on the date hereof, and shall continue for a period of three (3) years thereafter (the “Initial Term”). Upon the expiration of the Initial Term, this Agreement shall automatically renew on the identical terms set forth herein for successive periods of two (2) years each unless terminated by either party by giving written notice of termination to the other party no later than ninety (90) days prior to the expiration of the then current term. The “Term” of this Agreement shall include the Initial Term and any successive period for which this Agreement is in effect. Notwithstanding anything to the contrary set forth herein, Owner and Manager agree that this Agreement shall terminate upon a sale of the Project.
3. Annual Plan.
     3.1 Annual Plan. On or before December 1 of each calendar year during the Term, Manager shall prepare and submit to Owner for its approval a proposed annual plan for the promotion, operation, leasing, repair and maintenance of the Project for the succeeding calendar year (the “Proposed Annual Plan”). For purposes of this Agreement, a “Fiscal Year” shall mean a calendar year beginning on the first day of January and ending on the last day of December. Each Proposed Annual Plan shall include, among other matters:
          (a) an “Operating Budget” which shall set forth, among other matters, anticipated cash income and expenditures and reserve additions for such Fiscal Year;

          (b) a “Capital Budget” which shall set forth, among other matters, anticipated and proposed capital expenditures for such year and the source of funds in respect thereto;
          (c) a “Leasing Plan” which shall include, among other matters, a statement of the space that Manager projects to be leased during such year, the projected minimum rent to be obtained for such space and the other financial provisions of such projected leases (including free-rent periods, rent abatements, contributions towards taxes and expenses and escalation provisions);
          (d) a “Capital Expense Timeline” setting forth anticipated estimated capital advances by Owner to Manager, if any; and
          (e) a summary of any other significant activity Manager expects to undertake during such Fiscal Year.
     3.2 Approval of Proposed Annual Plan. Within fifteen (15) days of Owner’s receipt of the Proposed Annual Plan, Owner shall deliver to Manager its approval or disapproval of all matters contained in the Proposed Annual Plan for the succeeding year, including a reasonably detailed explanation of the reasons for such disapproval. If Owner disapproves of any Proposed Annual Plan, Manager shall submit to Owner a revised Proposed Annual Plan within ten (10) days of its receipt of Owner’s written disapproval. Manager shall make a good faith effort to have such revised Proposed Annual Plan satisfy each of the objections set forth in Owner’s written disapproval. Upon written approval of a Proposed Annual Plan by Owner, such plan shall thereafter be the “Annual Plan” for the succeeding year for the purposes of this Agreement; provided, however, that if Owner and Manager cannot agree upon an Annual Plan or certain aspects thereof prior to January 1 of the succeeding year, the Annual Plan from the prior year shall govern to the extent of such disputed items (with appropriate adjustments based on increases or decreases in the yearly Consumer Price Index as published each January by the U.S. Department of Labor, Bureau of Labor Statistics and the actual amount of expenses not within the control of Owner or Manager such as real property taxes and personal property taxes). The parties acknowledge and agree that each Annual Plan shall provide sufficient funds for Manager to operate the Project in a manner consistent with that for the operation of similar first-class office buildings in Houston, Texas.
     3.3 Amendments to Annual Plan. Manager shall submit to Owner any proposed revisions in the Annual Plan, all of which shall be subject to Owner’s approval. Any approved changes will be reflected in an amended Annual Plan which shall be applicable for the remainder of the applicable Fiscal Year. However, nothing in this Section 3.3 shall be construed as releasing Manager from its obligation to manage the Project in accordance with the Annual Plan.
     3.4 Obligation and Authority to Implement Annual Plan. Once approved, Manager shall implement the Annual Plan, and shall be authorized without the need of further approvals to make the expenditures and incur the obligations provided for in such Annual Plan.
     3.5 Performance Within Annual Plan. Manager shall use reasonable diligence and employ commercially reasonable efforts to ensure that the actual costs of maintaining and operating the Project shall not exceed the Annual Plan either in total or in any accounting category. All expenses must be charged to the proper account on either the operating budget or capital budget reflected in the Annual Plan, and no expense may be classified or reclassified for the purpose of avoiding an excess in the annual budgeted amount of an accounting category. Pursuant to Section 6.5 below, Manager shall obtain Owner’s prior consent to any expenditure which costs (i) in excess of 5% for any line item in the budgets included in the Annual Plan, or (ii) $25,000, whichever is less, and is not reasonably contemplated in the Annual Plan.
4. Accounting.
     4.1 Books and Records. Manager shall maintain adequate and separate books and records for the Project on behalf of Owner, with sufficient supporting documentation to ensure that all entries in the books and records are accurate and complete. Such books and records shall be maintained by Manager at Owner’s address stated herein or at such other location as may be mutually agreed upon in writing, except such documents used in the day-to-day operation of the Project by Manager in the performance of its obligations hereunder which may be maintained at the Project for the benefit of Owner. Manager shall exercise such control over accounting and financial transactions as is reasonably required to protect Owner’s assets from theft, error or fraudulent activity on the part of Manager’s associates or employees. Losses arising from such instances are to be borne by Manager.
     4.2 Accounting, Reports and Financial Statements. Manager shall perform such accounting and financial reporting services regarding the Project which is normally provided with respect to first-class office buildings in the area and any additional accounting and financial reporting services which are required pursuant to the documents and agreements governing Owner’s lending relationships (“Loan Compliance Requirements”). Without limiting the generality of the foregoing, Manager shall, if requested by Owner or to the extent required by the Loan Compliance Requirements (but in no event later than the twentieth (20th) day of each month), prepare and provide to Owner monthly operating reports for the immediately preceding month (each, a “Monthly Report”), including, (i) an unaudited year-to-date financial statement, (ii) statement of net operating income, (iii) summary of all leasing activity, (iv) a balance sheet, (v) a calculation of the Management Fee (as defined in Section 9.1 below), (vi) a comparison of monthly and year-to-date actual income and expense with the operating budget in the Annual Plan, and (vii) on a quarterly basis only, an analysis of any significant variances between budgeted and actual amounts. If requested by Owner or if required by the Loan Compliance Requirements, Manager shall also, within ninety (90) days after the end of any Fiscal Year, prepare and provide to Owner annual financial statements and, at Owner’s cost and expense, cause such statements to be audited. Upon request by Owner, Manager shall prepare and supply to Owner periodic cash flow forecasts. Manager shall also provide to Owner coordination for external and internal audits, tax planning and compliance in a manner and form mutually agreeable by Owner and Manager, and Manager shall provide additional information reasonably required by individual partners of Owner for their financial statement purposes for an amount equal to the cost of obtaining such work.
     4.3 Copies of Documentation. Manager shall maintain, and make available to Owner upon reasonable notice at the place of business maintained by Manager the following:

          (a) All bank statements, bank deposit slips and bank reconciliations;
          (b) Cash receipts and disbursement records;
          (c) Trial balance;
          (d) Paid invoices;
          (e) Summaries of adjusting journal entries; and
          (f) Supporting documentation for payroll, payroll taxes and employee benefits.
5. Leasing Activities.
     Manager shall be the Owner’s exclusive leasing agent of the Project, and shall perform all leasing functions relating to the Project. As provided in Article 9 hereof, Manager shall be paid for such leasing activities in conformity with Schedule 5 to this Agreement, which amounts shall be in addition to the compensation otherwise payable to Manager hereunder. Without limiting the generality of the foregoing, Manager’s leasing function shall include the following:
     5.1 Leasing. Manager shall use commercially reasonable efforts to lease all space in the Project which is now vacant, becomes vacant or is projected to become vacant during the Term, subject to the limitations imposed by the Annual Plan, and Manager’s responsibilities shall include lease negotiation coordination, tenant improvement coordination, governmental liaison, opening activities, tenant liaison, facilitating tenant move-in and similar activities. Manager may, in its sole discretion, engage the services of other outside cooperating real estate consultants and brokers to lease space in the Project on behalf of Owner and who shall be paid by Owner such commissions as may be included in the Annual Plan or are otherwise established by Owner and Manager from time to time. Manager shall, so far as possible, procure references from prospective tenants, investigate such references and use its best judgment in the selection of prospective tenants. Where appropriate, upon the occurrence of a vacancy or a projected vacancy, Manager will prepare and disseminate adequate rental listings. After a vacancy is listed, Manager will cooperate with brokers in an effort to aid in successfully filling the vacancy. Manager shall establish procedures to ensure that ample time is available to renew existing leases or obtain new tenants in an effort to minimize vacancies and loss of income.
     5.2 Lease Negotiations. Owner shall refer all inquiries concerning the rental of space in the Project to Manager. All negotiations with prospective tenants shall be conducted by Manager or under its direction. All leases shall be prepared by Manager in the name of Owner and shall be in accordance with such leasing guidelines as Owner and Manager shall agree upon from time to time. Manager shall secure Owner’s prior written approval before finalizing any lease that is not in compliance with the leasing plan set forth in the Annual Plan. All leases shall be presented to and executed by Owner. Manager shall duly and punctually comply with all the obligations of Owner under all leases with tenants of space in the Project, but solely on behalf of Owner and at Owner’s expense.

     5.3 Advertising and Promotion. Manager shall prepare all advertising and promotional materials for the Project, which materials shall be used only after Owner’s approval and shall comply with all applicable laws, ordinances and regulations. The costs of all advertising and promotional materials shall be at Owner’s sole cost and expense and shall either be in accordance with the Approved Operating Budget or otherwise approved by Owner in writing.
     5.4 Rates. Rental rates for space in the Project shall be established by Owner. Manager shall, promptly following the execution of this Agreement and from time to time thereafter, provide market information and general office space rental rate surveys and make recommendations to Owner with respect to rental rates.
     5.5 Lender Approval. To the extent that Owner encumbers the Project with debt financing, the Manager shall assist Owner, as requested, in obtaining any approvals of proposed leases for the Project, the tenants and the terms thereof which may be required from the Project’s lenders, including senior financing, mezzanine level financing or preferred equity (each, a “Lender” and collectively, “Lenders”) in accordance with the terms of the applicable loan documents.
6. Management Of Project.
     Manager shall manage, operate and maintain the Project in accordance with the general standards applicable to other first-class office buildings in the area and in accordance with Loan Compliance Requirements, subject, however, to the management rights and responsibilities reserved or allocated to any tenant under the leases for the Project. Without limiting the generality of the foregoing, Manager’s functions hereunder shall include the following (to the extent not otherwise reserved or allocated to any tenant under the leases for the Project):
     6.1 Manager Orientation. Manager has informed itself with respect to the layout, construction, location, character, plan and operation of the lighting, heating, plumbing, ventilating and elevator systems and any other mechanical equipment and systems in the Project, and is familiar therewith, and shall be responsible for enforcement of all warranties and guaranties pertaining to the equipment of the Project, provided Owner has made available copies of all such warranties or guarantees to Manager.
     6.2 General Management Duties. Manager shall manage the Project in an efficient and businesslike manner having due regard for the age and physical condition of the Project. Manager, through its employees, independent contractors and subcontractors, shall supply complete operational services for the Project, provided that the nature and costs of such services are included in the then current Approved Budgets, and provided further that the cost of such services are comparable with general prevailing market conditions. Notwithstanding anything contained in this Agreement to the contrary and as reasonably requested by Owner, Manager shall perform its obligations under this Agreement in a manner which does not cause Owner to violate any of its obligations under Owner’s organizational documents or any loan documents with Lenders; provided, however, (i) that Owner shall make all such documentation available to Manager for its review; and (ii) that such requests shall not materially increase Manager’s obligations or its non-reimbursable expenses under this Agreement.

     6.3 Subcontracting for Services. Manager shall be entitled to subcontract with an affiliate of Manager or a third party (a “Subcontractor”) to perform or cause to be provided any of the services required of Manager hereunder; provided, however, that no such subcontract shall relieve Manager from its obligations to Owner under this Agreement. All payments made by Manager to a Subcontractor pursuant to any such subcontract shall be reimburseable by Owner in accordance with the Annual Plan and the terms hereof.
     6.4 Rent Collection. Subject to the Loan Compliance Requirements and any “Cash Management System” (as defined in Section 6.11 below), Manager shall use diligent efforts to collect for the account of Owner all rents and other charges which may become due at any time from any tenant or from others for services provided in connection with or for the use of the Project or any portion thereof, and as directed by Owner, shall institute collection and legal proceedings in the name of Owner for the collection thereof and for the dispossession of tenants and other persons from the Project. All attorneys’ fees (including charges and disbursements incurred by counsel) and other third party out-of-pocket costs incurred in connection with such proceedings shall be borne by Owner. Manager shall collect and identify any income due Owner from miscellaneous services provided to tenants or the public including, but not limited to, parking income, tenant storage, and coin operated machines of all types. Notwithstanding the foregoing, Manager shall collect rents and deposit same or cause rents to be collected and deposited in the manner required by the Loan Compliance Requirements.
     6.5 Repairs and Maintenance. Manager shall, in the name of and at the expense of Owner, make or cause to be made on behalf of Owner such ordinary maintenance, repairs and alterations as Manager may deem advisable or necessary, subject to and within the limitations of the Operating Budget. Such duties shall include, without limitation, interior and exterior cleaning, painting, plumbing, carpentry, engineering, landscaping and such other normal maintenance and repair work as may be necessary or desirable. However, unless contained in the Annual Plan, Manager shall secure Owner’s prior written approval before making or authorizing any expenditure which costs (i) in excess of 5% for any line item in the budgets included in the Annual Plan, or (ii) $25,000, whichever is less, and is not reasonably contemplated in the Annual Plan; provided, however, that Manager may make expenditures in excess of the foregoing restrictions in the event of an emergency if, in the opinion of Manager, such repairs are necessary to (a) protect the Project, (b) maintain services to tenants as called for in their leases, (c) avoid property damage to the Project or any improvements benefiting or appurtenant thereto, and (d) avoid personal injury or death to persons at or around the Project. Manager shall promptly advise Owner’s designated representative regarding any expenditures for such emergency repairs by notifying a person designated by Owner for such purpose. The authority provided to Manager in this Section 6.5 shall not extend to expenditures of the type described in Section 6.6 below or to expenses to refurbish, rehabilitate or remodel areas covered by new leases. The latter expenditures are subject to the prior approval of Owner at the time of execution of new leases. Manager shall promptly inform Owner of major increases in repair and maintenance costs not reflected in the Annual Plan.
     6.6 Capital Improvements; Tenant Improvements. Any significant development, capital improvement projects or tenant improvement projects shall be administered and supervised by Manager or an affiliate thereof engaged by Owner pursuant to a separate written development agreement. Notwithstanding the foregoing, Manager shall, in the name of and at the expense of Owner, make or cause to be made such capital improvements to the Project as are included in the Capital Budget or are otherwise approved by Owner, as well as all remodeling and refurbishing of tenant premises as approved by Owner in connection with new leases. Manager shall make recommendations, select contractors and follow bid procedures as required, from time to time, by Owner and shall supervise all such work to ensure compliance with contract requirements and applicable law; provided, however, that contractors selected by Manager pursuant to this Section 6.6 shall be limited to those included on a list of contractors which has been pre-approved by Owner. For all such capital improvement projects, development work or tenant improvement projects, Manager shall be paid a coordination fee as set forth on Schedule 2 attached hereto.
     6.7 Service Contracts. Manager shall, in the name of and at the expense of Owner, contract for those utilities and other building operation and maintenance services Manager shall deem advisable; provided that no service contract shall be for a term exceeding one year without the prior written approval of Owner, and the cost of all such services shall be included in the Operating Budget or otherwise approved in writing in advance by Owner. Further, at the time of execution of any service contract, the cost of the services to be provided under such contract shall be comparable with general prevailing market conditions. Manager shall, at the Owner’s expense, purchase and keep the Project furnished with all necessary supplies. All expenses shall be charged to Owner at net cost, and Owner shall be credited with all rebates, refunds, allowances and discounts allowed to Manager. No service contracts with any affiliate of Manager or any affiliate of any of the members of Owner shall be entered into except in accordance with the Loan Compliance Requirements and this Agreement.
     6.8 Tax and Mortgage Payments. If requested by Owner, Manager shall obtain, verify and pay from Project Income (as defined in Section 9.1 below) all bills for payments due under all mortgages, real estate, personal property and improvement assessments with respect to the Project and Owner’s personal property located therein. In such event, all such expenses shall be included in the Operating Budget.
     6.9 Insurance. Manager shall, at Owner’s cost and expense, obtain and maintain insurance with respect to the Project in customary levels and in accordance with the Annual Plan, which may be provided through a blanket policy. Manager shall also cooperate with Owner’s insurance carrier in the processing of claims and defense and settlement of lawsuits with respect to the Project.
     6.10 Writeoffs and Abandonments. Manager shall obtain the approval of Owner for the writeoff, abandonment or reduction of any amounts otherwise due Owner from Project operations.
     6.11 Lockbox and Cash Management Arrangements. Manager shall cooperate with Owner and the Lenders with respect to any lock box or cash management arrangements established by Owner and any Lender (a “Cash Management System”). All payments required to be made by Manager under this Agreement for taxes, insurance, operating expenses, capital expenditures and other expenses relating to the Project shall be subject to the terms and provisions of any such Cash Management System. At Owner’s direction, Manager shall coordinate with the Lenders to cause all remaining funds, after all required payments and reserves are made pursuant to any Cash Management System, to be deposited into one or more Project Accounts (as defined in Section 9.1 below) established by Manager for the benefit of Owner pursuant to Section 8.1 below.
     6.12 Monitoring Accounts. Manager shall monitor, through computer access to the extent available, all Project Accounts and other accounts established by Manager on behalf of Owner and/or required by any Lender. In the event Manager determines at any time that funds in such accounts are insufficient for such purposes, Manager shall immediately inform Owner of such insufficiency and provide Owner with a statement of outstanding amounts currently due. Unless otherwise required by the Loan Compliance Requirements or any Cash Management System, all funds received by Manager for or on behalf of Owner (less any sums properly deducted by Manager pursuant to any of the provisions of this Agreement and the Annual Plan) shall be deposited in the appropriate Project Account maintained by Manager for the deposit of funds of Owner and not commingled with the funds of Manager or any other project.
     6.13 Return of Excess Funds in Project Account. Subject to the terms of any Cash Management System and the Loan Compliance Requirements, on each date that Manager provides Owner with a Monthly Report, Manager shall also remit to Owner all funds, if any, that are available in the Project Accounts, after deducting the Management Fee, Leasing Commissions (as defined below) and/or reimbursements due to Manager and any Contingency Reserve or other amounts agreed to from time to time by Owner and Manager.
7. Methods of Operation.
     7.1 Contracting. All service contracts permitted to be entered into pursuant to Section 6.7 above, all contracts for capital improvements and all contracts for the refurbishing and modeling of tenant spaces which (a) cover expenditures included within the Annual Plan or expenditures which are otherwise approved in advance by Owner or (b) which are approved in advance by Owner or otherwise meet criteria established by Owner for such contracts, shall be executed by Manager as agent for Owner. Without relieving it of its obligations hereunder, pursuant to Section 6.3 above, Manager shall be entitled, in its discretion and at its cost, to enter in its own name into such subcontracts with third parties or affiliates to perform any of the management functions which are the subject of this Agreement as it may determine. All other contracts with respect to the Project and all tenant leases shall be executed by Owner. Upon any termination of this Agreement, Manager shall, if requested by Owner, assign all assignable contracts executed by Manager to Owner.
     7.2 Compliance With Laws. Subject to the other provisions of this Agreement, Manager shall be responsible for operating and maintaining the Project in compliance with known federal, state and municipal laws, ordinances, regulations and orders relative to the leasing, use, operation, repair and maintenance of the Project and with the rules, regulations or orders of the local Board of Fire Underwriters or other similar body (collectively, the “Legal Requirements”) and in accordance with the Loan Compliance Requirements. At Owner’s expense, Manager shall promptly remedy any violation of any Legal Requirements or Loan Compliance Requirements which comes to its attention, and further agrees, at Owner’s expense, to promptly provide to Owner written notice of any known actual, alleged or threatened violation of or failure to comply with any Legal Requirement or Loan Compliance Requirement.

Expenses incurred in so complying and in correcting any such violation shall be included in the Annual Plan or otherwise approved in advance by Owner. Subject to the following sentence, Manager shall also be responsible for compliance with all terms and conditions contained in any ground lease or space lease or security instrument affecting the Project and for remedying any breach thereof. Notwithstanding the foregoing, however, Manager’s responsibilities under this Section 7.2 shall not extend to matters (i) caused by Owner’s gross negligence or willful misconduct, (ii) as to which the expenditure of Owner’s funds is required but disapproved by Owner, or (iii) as to which any tenant of the Project has the express responsibility under its lease. Manager shall assist Owner in Owner’s efforts to comply with Federal, State or other governmental energy conservation laws, regulations, rules, etc., and, in addition, shall cooperate with Owner to implement such energy conservation programs as Owner may desire to implement from time to time.
     7.3 Bonding. All employees of Manager who handle or are responsible for Owner’s funds shall, if requested by Owner, be covered by a fidelity bond. The amount of such bond shall be determined by Owner and the premium therefor shall be an operating expense of the Project.
     7.4 Legal Proceedings. Manager shall, at Owner’s request and expense, engage counsel and cause such legal proceedings to be instituted as may be necessary to enforce payment of rent and compliance with leases or to dispossess tenants. Manager shall use Owner’s legal counsel or other legal counsel approved by Owner to institute such actions, and all compromises shall be subject to the prior approval of Owner. Attorneys’ fees and costs so incurred shall be expenses of the Project but shall be submitted to Owner for approval prior to payment. Manager shall deliver copies of all written notices or other documentation evidencing actual or threatened lawsuits to Owner promptly upon receipt by Manager.
     7.5 Employment of Personnel. Manager shall have in its employ at all times a sufficient number of capable employees to enable it to properly, adequately, safely and economically manage, operate and maintain the Project; provided, however, that Manager may cause Owner to directly employ the personnel listed on Schedule 3 as and to the extent necessary to fulfill its obligations under this Agreement, which personnel shall operate under the supervision and direction of Manager. The remaining personnel on Schedule 3 shall also be under the supervision and direction of Manager. Manager may, in its discretion, cause additional or fewer on-site employees to be employed either by Owner, Manager or a subcontractor for the benefit of the Project as it deems necessary or appropriate in order to manage the Project in a first-class manner consistent with comparable projects in the area (after taking into consider the management rights and responsibilities reserved or allocated to any tenant of the Project); provided, however, that employment of any additional on-site employees for which no provision has been made in the Annual Plan must have the prior written consent of Owner. All matters pertaining to the employment, supervision, compensation, promotion and discharge of such employees, as well as union negotiation and compliance with laws and regulations dealing with employee matters, shall be coordinated by Manager; provided, however, that Owner shall have the right to request that any particular employee be prohibited from working at or for the benefit of the Project. The wages, salaries and other compensation paid to employees of the Project, and to others who perform special services for the benefit of the Project, shall be paid in accordance with Article 9 hereof. This Agreement is not one of employment of Manager by Owner, but one with Manager engaged as an independent contractor in the business of property management. In the event that any expenses are attributable in part to the Project and in part to other properties owned and managed by Manager, such expenses shall be prorated by Manager as appropriate from time to time and in a manner agreeable to Owner and Manager. Upon request by Owner, Manager will submit to Owner a report of all such prorations.
     7.6 Services to Existing Tenants. At Owner’s expense, Manager shall perform services for tenants of the Project which are normally provided to tenants of other first class buildings in the area or which are specifically requested by Owner. Manager shall use commercially reasonable efforts to render such services to tenants of the Project in an effort to minimize any cost to Owner and in a manner that is consistent with the standards set forth in this Agreement.
8. Financial Matters.
     8.1 Bank Accounts. In coordination with Lenders and in compliance with the terms of any Cash Management System, Manager (on behalf of Owner) shall establish an operating trust account or accounts for the Project at such bank(s), under such designation(s) and with such authorized signatures as Owner may approve from time to time (each, a “Project Account”) and, subject to the Loan Compliance Requirements and any Cash Management System, all funds collected from the operation of the Project, shall be deposited in the appropriate Project Account(s), to be held in trust in such Project Account(s) for the benefit of Owner, after all required disbursements and payments are made pursuant to any Cash Management System and the Loan Compliance Requirements. All expenses of the Project, including Management Fees, Leasing Commissions and reimbursements to be paid to Manager, to the extent not already made pursuant to the Cash Management System, shall be paid by Manager from the Project Account(s). If required by law, Owner, any Cash Management System, or the Loan Compliance Requirements, a separate account(s) for tenant security deposits shall be established in the same manner as provided in the preceding sentence and shall be maintained as required by law, any Cash Management System, Owner or the Loan Compliance Requirements. Owner may require Manager to change banks, change accounts, change account designations and make disbursements or distributions of Project funds from time to time, and Manager shall promptly comply with all such directions from Owner.
     8.2 Audits. Owner reserves the right to audit all books and records maintained by Manager with respect to the Project. All audits shall be at Owner’s cost, shall be conducted by appointment during normal business hours and shall be conducted at Manager’s office where such books and records are located. An audit may be conducted by Owner’s employees or by independent persons engaged by Owner. Any discrepancies noted in any audit shall be promptly corrected.
9. Compensation of Manager.
     9.1 Compensation. For its services hereunder, Manager shall be paid a monthly management fee and other compensation as specified in Schedule 2 attached hereto (collectively, the “Management Fee”). For the purposes of this Agreement, “Project Income” means all Rent and all Other Income (as those terms are defined below) actually collected from Project operations during such month. “Rent” shall mean all amounts collected from Project tenants other than (i) security and other tenant deposits (other than as applied to pay rent or additional rent) and (ii) rents paid in advance by tenants, except the portion of any such advance payment applied to the rent due for the current month. “Other Income” shall mean all income from the Project which shall include operating expense reimbursements, fees, amounts paid for after hours or excess utilities and/or air conditioning service, amounts paid for special services rendered to tenants and vending machine rental charges, but shall not include Rent, amounts received by Owner or tenants in settlement of insurance claims, costs and fees recovered in litigation (except amounts allocable to past due rent or additional rent), refunds or returns of taxes paid, amounts paid under construction contracts, or proceeds from any sale or financing of the Project or any portion thereof.
     9.2 Employee Compensation. The wages, salaries and other compensation paid to employees who will be employed for the benefit of the Project (whether such employees are located on-site or off-site), and to others who perform special services for the benefit of the Project, to the extent not otherwise paid through a Cash Management System, shall be paid by Owner from a Project Account pursuant to this Section 9.2.
          (a) All wages, salaries and other compensation paid to employees of the Project, including, but not be limited to, unemployment insurance, social security, worker’s compensation, employee benefit packages, recruiting costs, and other charges imposed by a governmental authority or provided for in a union agreement, shall (a) as to employees of Manager or any Subcontractor, be reimbursed by Owner to Manager (or directly to the applicable Subcontractor, if requested by Manager) without profit or mark-up, and (b) as to employees of Owner, be paid directly by Owner. Manager shall coordinate all disbursements and deposits for all compensation and other amounts payable with respect to persons employed in connection with the operation of the Project from an appropriate Project Account. Manager shall maintain complete payroll records for all employees.
          (b) In addition to the employment of employees necessary to perform Manager’s general management duties hereunder, including, without limitation, those set forth on Schedule 3, Manager may, in its discretion, from time to time employ personnel of its general operations to perform direct special services for the benefit of the Project; provided, however, that Manager shall obtain the prior approval of Owner for the employment of such special personnel, except in emergency situations or when timing requirements do not allow for such prior approval. Owner shall reimburse Manager for such direct services rendered by special personnel in an amount commensurate with normal and customary charges for such services by similarly qualified persons. Persons whose compensation may not be charged to Owner for services rendered to the Project includes the off-site senior general asset management personnel of Manager above the asset manager level set forth on Schedule 4 attached hereto.
     9.3 Reimbursable Expenses, Office, and Other Services. Owner shall reimburse Manager for all direct out-of-pocket expenses incurred by or on behalf of Manager in connection with this Agreement without profit or mark-up, which expenses shall be reflected in the Annual Plan, and shall include, but not be limited to, normal office expenses and business and travel expenses associated with operating an on-site business office. Further, Owner shall provide for the use of Manager a furnished management office in the Project, to be utilized directly for the benefit of the Project, together with high speed internet service, e-mail, telephone service, office janitorial service, printed form and customary office supplies and equipment (such as computers, photocopying equipment and calculators). The method of finishing and equipping such office, and the total cost thereof, shall be determined by Owner from time to time based upon the recommendations of Manager.
     9.4 Non-Reimbursable Expenses. Except as otherwise set forth on Schedule 2, the following expenses or costs incurred by or on behalf of Manager in connection with this Agreement shall be at the sole cost and expense of Manager and shall not be reimbursed by Owner:
          (a) Cost of gross salary and wages, payments of all taxes, insurance, worker’s compensation and other benefits of Manager’s off-site senior general asset management personnel above the asset manager level that is identified on Schedule 4 attached hereto.
          (b) Cost attributable to losses arising from negligence or fraud on the part of Manager, Manager’s associates or Manager’s employees.
     9.5 Payment of Fees and Expenses. Payment or reimbursement of the amounts described in Sections 9.1 through 9.3 above shall be as follows:
          (a) The monthly Management Fee payable pursuant to Section 9.1 above shall be calculated and paid concurrently with Manager’s submission of its monthly accounting to Owner and, upon submission of such accounting, Manager may pay such fee from Project operating funds then in its possession or control or in a Project Account.
          (b) Employee expenses and out of pocket expenses pursuant to Sections 9.2 and 9.3 shall be reimbursed to Manager at the time incurred by Manager, and, subject to the Cash Management System, Manager may reimburse such expenses from time to time from Project operating funds under its possession or control or in a Project Account. A detailed summary of such reimbursable expenses shall be included on Manager’s monthly accounting to Owner.
10. Insurance and indemnification.
     10.1 Indemnity and Hold Harmless. Owner agrees to:
          (a) Hold and save Manager free and harmless from any damage or injuries to persons or property by reason of any cause whatsoever either in and about the Project or elsewhere when Manager is carrying out the provisions of this Agreement or acting under the express or implied directions of Owner.
          (b) Reimburse Manager upon demand for any moneys which Manager is required to pay out for any reason whatsoever, under this Agreement or in connection with, or as an expense in defense of any claim, civil or criminal action, proceeding, charge or prosecution made, instituted or maintained against Manager or Owner and Manager, jointly or severally, affecting or due to the condition or use of the Project or acts or omissions of Manager or employees of Owner or Manager, or arising out of or based upon any law, regulation, requirement, contract, or award relating to the hours of employment, working conditions, wages or compensation of employees or former employees.
          (c) Defend promptly and diligently, at Owner’s expense, any claim, action or proceeding brought against Manager or Manager and Owner jointly or severally arising out of or connected with any of the foregoing, and to hold harmless and fully indemnify Manager from any judgment, loss or settlement on account thereof.
     The foregoing agreement of Owner shall expressly extend to any liabilities, claims and costs of defense arising out of or resulting from failure or refusal of Owner to authorize compliance with any law, rule, order or determination of any governmental authority with respect to the Project, where such matter is promptly brought to Owner’s attention by Manager, and Owner declines to comply with the same. Nothing contained herein, however, shall relieve Manager of responsibility to Owner for Manager’s gross negligence or willful misconduct, unless such gross negligence or willful misconduct is covered by Owner’s insurance. The provisions of this Section 10.1 shall survive the expiration or termination of this Agreement.
     10.2 Insurance.
          (a) Owner’s Insurance. Owner agrees to carry commercial general liability, elevator liability and contractual liability insurance (specifically insuring the indemnity provisions contained in Section 10.1 above), and such other insurance as the parties agree to be necessary or desirable for the protection of the interests of Owner and Manager. In each such policy of insurance, Owner shall designate Manager as a party insured with Owner, and the carrier and the amount of coverage in each policy shall be mutually agreed upon by Owner and Manager. A certificate of each policy issued by the carrier shall be delivered promptly to Manager by Owner. All policies shall provide for 30 days’ written notice to Manager and Owner prior to cancellation, non-renewal or material amendment.
          (b) Manager’s Insurance. If requested by Owner at any time during the Term, Manager (as a reimbursable expense under this Agreement) and any independent contractors employed by Manager (at such contractor’s expense) shall maintain in full force and effect commercial general liability, workers’ compensation, employer’s liability and such other insurance as Owner may reasonably require with such limits as are customary for managers of similar first class projects in the area.
     10.3 Conditions. Owner’s obligations under Sections 10.1 and 10.2 are upon the condition that Manager:
          (a) Notifies Owner within five (5) business days after Manager receives notice of any such loss, damage or injury.
          (b) Takes no action (such as admission of liability) which might bar Owner from obtaining any protection afforded by any policy Owner may hold or which might prejudice Owner in its defense to a claim based on such loss, damage or injury.

          (c) Agrees that Owner shall have the exclusive right, at its option, to conduct the defense to any claim, demand or suit within limits prescribed by the policy or policies of insurance.
          (d) Cooperates with Owner in disposition of claims, including furnishing all available information to Owner’s carrier.
          (e) Recognizes that the foregoing shall not affect the general requirement of this Agreement that the Project shall be managed, operated and maintained in a safe condition and in a proper and careful manner.
     10.4 Insurance Provisions. Owner shall include, in its hazard policy covering the Project, personal property, fixtures and equipment located thereon, and Manager shall include in any fire policies for its furniture, furnishings or fixtures situated at the Project, appropriate clauses pursuant to which the respective insurance carriers shall waive all rights of subrogation with respect to losses payable under such policies. If such clauses are available and obtained in the respective insurance policies of Owner and Manager, each of Owner and Manager waive any claim against the other covered by their respective aforementioned policies of insurance.
     10.5 Third Party Insurance. If requested by Owner, Manager shall require that all contractors and service companies operating in or on the Project maintain such worker’s compensation, employer’s liability and commercial general liability insurance as may be reasonably required by Owner, including any special coverage required by Owner in connection with hazardous operations.
11. Termination Of Agreement.
     11.1 Termination. Notwithstanding the provisions of Article 2 hereof, if either party defaults in performance of any of its material obligations hereunder, which default continues for a period of thirty (30) days after receipt of written notice thereof, then, subject to the proviso below, the non-defaulting party may immediately terminate this Agreement by written notice to the other party and the non-defaulting party may seek an action against the defaulting party for actual damages only (and not for consequential damages, special damages, punitive damages or lost profits); provided, however, if within the thirty (30) day period noted above, the defaulting party diligently pursues a cure of the default, the non-defaulting party will grant a thirty (30) day extension during which it will not terminate this Agreement, so long as the defaulting party continues to diligently pursue a cure.
Notwithstanding
     11.2 Obligations Upon Termination. Upon the termination of this Agreement by any means:
          (a) Owner shall remain bound by all contracts entered into by Manager in the name of Owner within the limitations contained in this Agreement and the Annual Plan, and shall remain obligated to Manager for all Management Fees earned by Manager through the date of termination and for all reimbursements due to Manager pursuant to this Agreement.

          (b) Manager shall remain obligated:
               (1) To render to Owner a final accounting of income and expenses of the Project as provided in this Agreement through the effective date of such termination.
               (2) To deliver to Owner all income and all security deposits from the Project in Manager’s possession after reimbursement of all expenses and payment of all management fees which Manager is entitled to receive from such funds.
               (3) To deliver to Owner all keys, records, contracts, leases, receipts, unpaid bills and other documents relative to the Project and in Manager’s possession at date of termination.
               (4) To assign to Owner all of its rights and obligations in any contracts entered into in accordance with the terms of this Agreement, and Owner (or its designee) shall assume all of the obligations thereunder.
12. General Provisions.
     12.1 Independent Contractor. It is expressly understood and agreed that Manager will act as an agent for Owner and as an independent contractor in the performance of this Agreement.
     12.2 Notices. Any notice which must or may be given under this Agreement or by law shall, except as otherwise provided, be in writing and shall be deemed to have been given (i) when physically received by personal delivery (which shall include the confirmed receipt of a telecopied facsimile transmission), or (ii) three (3) business days after being deposited in the United States certified or registered mail, return receipt requested, postage prepaid, or (iii) one (1) business day after being deposited with a nationally known commercial courier service providing next day delivery service (such as Federal Express). All notices shall be addressed and delivered to the addresses set forth on the signature page of this Agreement, or to such other addresses which may be provided by any party hereto to the other in writing.
     12.3 Attorneys’ Fees. If suit or action is instituted in connection with any controversy arising out of this Agreement, the prevailing party shall be entitled to recover, in addition to costs, such sum as the court may adjudge reasonable as attorneys’ fees in such suit or action and on any appeal from any judgment or decree entered therein.
     12.4 Assignment. This Agreement and the rights and obligations hereunder, shall not be assignable by either party hereto without the written consent of the other; provided, however, that the foregoing shall not extend to assignments by Manager to any affiliate of Younan Properties, Inc., assignments required by any insurance carrier in any matter relating to subrogation or an assignment or other transfer by Owner in connection with a sale or any Property Financings (as defined in Section 12.12); provided, further, that Manager may subcontract with affiliates of Manager and/or third parties to assist in carrying out its duties hereunder as set forth in this Agreement.

     12.5 Amendments. Except as otherwise provided herein, all amendments to this Agreement shall be in writing and executed by the party to be charged.
     12.6 Integration. This Agreement, and the Schedules attached hereto and made a part hereof, supersede and take the place of any and all previous management agreements entered into between the parties hereto relating to the Project.
     12.7 Governing Law. This Agreement is executed with respect to a project located in the State of Texas and shall be governed by and construed in accordance with the laws of such state.
     12.8 Cooperation. Should any claim, demand, action or other legal proceeding arising out of matters covered by this Agreement be made or instituted by any third party against a party to this Agreement, the other party to this Agreement shall furnish such information and reasonable assistance in defending such proceeding as may be requested by the party against whom such proceeding is brought.
     12.9 Waiver of Rights. The failure of Owner or Manager to seek redress for violation, or to insist upon the strict performance of any covenant, agreement, provision or condition of this Agreement, shall not constitute a waiver of the terms of such covenant, agreement, provision or condition at any subsequent time, or of the terms of any other covenant, agreement, provision or condition contained in this Agreement.
     12.10 Successors and Assigns. This Agreement and each of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, executors, administrators, successors and assigns.
     12.11 Non-Discrimination. There shall be no discrimination against or segregation of, any person, or group of persons on account of race, color, creed, national origin or ancestry in the sale, lease, sublease, transfer, use, occupancy, tenure or enjoyment of the Project, nor shall Owner, Manager or any person claiming under or through them, establish or permit any such practice or practices of discrimination or segregation with reference to the selection, location, number, use or occupancy of tenants, lessees, subtenants, sublessees or vendees of the land.
     12.12 Subordination. This Agreement, and any and all rights of Manager hereunder, are and shall be subject and subordinate to any financing (whether senior financing, mezzanine level financing, or preferred equity) respecting the Project (or any portion thereof) (collectively, the “Property Financings”), and any ground or master lease with respect to the Project or any portion thereof (collectively, “Leases”), and all renewals, extensions, modifications, consolidations and replacements thereof, and to each and every advance made or hereafter to be made under any such Property Financings or Leases. This section shall be self-operative and no further instrument of subordination shall be required. In confirmation of such subordination, Manager shall promptly execute, acknowledge and deliver any instrument that Owner, the landlord under any of the Leases or the holder of any such Property Financings or the trustee or beneficiary of any deed of trust or any of their respective successors in interest may reasonably request to evidence such subordination. At any time and from time to time, upon not less than ten (10) business days prior notice from Manager or Owner, the certifying party shall furnish to the requesting party, or a designee thereof, an estoppel certifying that this Agreement is unmodified and in full force and effect (or that this Agreement is in full force and effect as modified and setting forth the modifications), the date to which Manager has been paid hereunder, that to the knowledge of the certifying party, no default or an event of default has occurred and is continuing or, if a default or an event of default shall exist, specifying in reasonable detail the nature thereof and the steps being taken to remedy the same, and such additional information as the requesting party may reasonably request. Any subordination or estoppel furnished pursuant to this Section 12.12 may be relied upon by Owner, and its affiliates, Lenders, and any prospective landlord or Lender of the Project or any portion thereof. Manager shall not unreasonably withhold its consent to any amendment to this Agreement reasonably required by such lender or lessor, provided that such amendment does not (i) increase Manager’s financial obligations hereunder, or (ii) have a material adverse effect upon Manager’s rights hereunder, or (iii) materially increase Manager’s non-economic obligations hereunder.
     12.13 Dispute Resolution. The parties hereby agree that, in order to obtain prompt and expeditious resolution of any disputes under this Agreement, each claim, dispute or controversy of whatever nature, arising out of, in connection with, or in relation to the interpretation, performance or breach of this Agreement (or any other agreement contemplated by or related to this Agreement or any other agreement between the parties), including without limitation any claim based on contract, tort or statute, or the arbitrability of any claim hereunder (an “Arbitrable Claim”), shall be settled by final and binding arbitration conducted in Los Angeles, California. The arbitrability of any Arbitrable Claims under this Agreement shall be resolved in accordance with a two-step dispute resolution process administered by Judicial Arbitration & Mediation Services, Inc. (“JAMS”) involving, first, mediation before a retired judge from the JAMS panel, followed, if necessary, by final and binding arbitration before the same, or if requested by either party, another JAMS panelist. Such dispute resolution process shall be confidential and shall be conducted in accordance with California Evidence Code Section 1119.
          (a) Mediation. In the event any Arbitrable Claim is not resolved by an informal negotiation between the parties within fifteen (15) days after either party receives written notice that a Arbitrable Claim exists, the matter shall be referred to the Los Angeles, California office of JAMS, or any other office agreed to by the parties, for an informal, non-binding mediation consisting of one or more conferences between the parties in which a retired judge will seek to guide the parties to a resolution of the Arbitrable Claims. The parties shall select a mutually acceptable neutral arbitrator from among the JAMS panel of mediators. In the event the parties cannot agree on a mediator, the Administrator of JAMS will appoint a mediator. The mediation process shall continue until the earliest to occur of the following: (i) the Arbitrable Claims are resolved, (ii) the mediator makes a finding that there is no possibility of resolution through mediation, or (iii) thirty (30) days have elapsed since the Arbitrable Claim was first scheduled for mediation.
          (b) Arbitration. Should any Arbitrable Claims remain after the completion of the mediation process described above, the parties agree to submit all remaining Arbitrable Claims to final and binding arbitration administered by JAMS in accordance with the then existing JAMS Arbitration Rules. Neither party nor the arbitrator shall disclose the existence, content, or results of any arbitration hereunder without the prior written consent of all parties. Except as provided herein, the California Arbitration Act shall govern the interpretation, enforcement and all proceedings pursuant to this subsection. The arbitrator is without jurisdiction to apply any substantive law other than the laws selected or otherwise expressly provided in this Agreement. The arbitrator shall render an award and a written, reasoned opinion in support thereof. Such award may include reasonable attorneys’ fees to the prevailing party. Judgment upon the award may be entered in any court having jurisdiction thereof.
          (c) Costs. The parties shall bear their respective costs incurred in connection with the procedures described in this Section 12.13, except that the parties shall equally share the fees and expenses of the mediator or arbitrator and the costs of the facility for the hearing.
          (d) Survivability. This dispute resolution process shall survive the termination of this Agreement. The parties expressly acknowledge that by signing this Agreement, they are giving up their respective right to a jury trial.
[Signature Pages Follow]

     IN WITNESS WHEREOF, Owner and Manager have executed this Property Management and Leasing Agreement as of the day and year first above written.

“MANAGER”

YOUNAN PROPERTIES, L.P.
a Maryland limited partnership

By:	Younan Properties, Inc.
a Maryland corporation
its General Partner

By:
Name:

Title:

NOTICE ADDRESS FOR MANAGER
21700 Topanga Canyon Blvd.
Suite 800
Woodland Hills, California 91367
Phone No: (818) 703-9600
Fax No.: (818)703-5907

“OWNER”

ONE GRAYSTONE CENTRE, L.P.,
a Texas limited partnership

By:	One Graystone GP, LLC,
a Texas limited liability company,
its general partner

By:
Name:
Title:

NOTICE ADDRESS FOR OWNER
21700 Topanga Canyon Blvd.
Suite 800
Woodland Hills, California 91367
Phone No.: (818) 703-9600
Fax No.: (818)703-5907

SCHEDULE 1
LEGAL DESCRIPTION

(See Attached)

S1-1

SCHEDULE 2
     In addition to the expense reimbursements set forth in the Property Management and Leasing Agreement, Owner agrees to pay to Manager the Management Fees and Leasing Commissions set forth below for all of the services required of Manager pursuant to this Agreement.
     1. Management Fee. Owner shall pay Manager an annual fee (payable on a monthly basis) equal to five percent (5.00%) of the Project Income.
     2. Leasing Commission. Owner shall pay Market Leasing Commissions (as defined below) to Manager. As used herein, “Market Leasing Commissions” means the then prevailing market leasing commissions paid to leasing brokers and professionals for similar office properties in the same geographic market in which the Project is located. Concurrent with the approval of the initial Annual Plan and each subsequent Annual Plan, the parties shall agree upon the amount of Market Leasing Commissions payable to Manager during the succeeding calendar year.
     3. Capital Improvements Coordination Fee. In connection with any significant development project or capital improvement project (other than tenant improvement projects) which is supervised or administered by Manager, and not otherwise subject to a separate development agreement with an affiliate of Manager, Manager shall be paid a coordination fee equal to five percent (5%) of the total cost of the work.
     4. Tenant Improvements Coordination Fee. In connection with any tenant improvement project which is supervised or administered by Manager, Manager shall be paid a coordination fee equal to the greater of (i) five percent (5%) of the total cost of the work, and (ii) the coordination fee, or similar arrangement, allocated in the terms of the underlying lease.
     In the event of the termination of this Agreement as provided in Article 9 hereof, the compensation of Manager shall be prorated as of the effective date of such termination.

S2-1

SCHEDULE 3
(Schedule of Employees)
JOB TITLE
Asset Manager
Property Manager
Senior Operations Manager
Associate Asset Manager
Associate Project Accountant
Engineering Manager
Project Accountant
Administrative Assistant
Tenant Services Coordinator
Data Processing Clerk
Logistics Engineer
IT Manager
Junior Technical Support Technicians
IT Support Technician
Yardi System Administrator
Yardi Support Technician

S3-1

SCHEDULE 4
(Non-Reimbursable Personnel)
Senior Executives
Controller
Assistant Controller

S4-1